EXHIBIT 10.1
ENSTAR GROUP LIMITED
2006 EQUITY INCENTIVE PLAN
BONUS SHARE AWARD
     This BONUS SHARE AWARD (the “Award”), effective as of the          day of                     , 2007 (the “Award Date”), is granted by Enstar Group Limited, a Bermuda corporation (the “Company”), to                                                    (the “Grantee”), under the Enstar Group Limited 2006 Equity Incentive Plan (the “Plan”).
     WHEREAS, the Grantee has received an award for 2006 under the Enstar Group Limited 2006-2010 Annual Incentive Compensation Program (the “Program”); and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined in accordance with the terms of the Program that a portion of the 2006 award under the Program shall be paid in the form of Bonus Shares under the Plan.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Award of Bonus Shares. There is hereby awarded to the Grantee as of the Award Date          Shares (“Bonus Shares”). This award is in all respects limited and conditioned as hereinafter provided.
     2. Share Certificates. Certificates for Bonus Shares shall be registered in the Grantee’s name.
     3. Transfer Restrictions. As a condition of this Award, Grantee agrees not to sell, transfer, assign, grant a participation interest in or option for, pledge, hypothecate or otherwise dispose of or encumber (each, a “Transfer”), or enter into any agreement, contract or option with respect to the Transfer of, or commit or agree to take any of the foregoing actions with respect to, any of the awarded Bonus Shares for a period of one year following the Award Date; provided that the foregoing restriction shall not apply to a Transfer (i) to the Company, (ii) to a trust under which distributions may be made only to such Grantee or his or her immediate family members; (iii) to a charitable remainder trust, the income from which will be paid to such Grantee during his or her life, (iv) to a corporation, partnership, limited liability company or other entity, all of the equity interests in which are held, directly or indirectly, by such Grantee and his or her immediate family members, or (v) in connection with a tender offer, merger, amalgamation, recapitalization, reorganization or similar transaction involving the Company, provided in the case of the foregoing clauses (ii) – (iv) that such Grantee has sole, ultimate control of the entity referred to and such entity agrees to be bound by this Agreement. Any attempt by the Grantee, directly or indirectly, to Transfer any of the Bonus Shares, or any interest therein, or any rights relating thereto, without complying with the provisions of this Agreement, shall be void and of no effect.
     4. Withholding of Taxes. The obligation of the Company to deliver Shares shall be subject to applicable tax withholding requirements.
     5. Governing Law. This Award shall be construed in accordance with, and its interpretation shall be governed by the applicable provisions of the United States Internal Revenue Code of 1986, as amended, and otherwise by the laws of Bermuda (without reference to the principles of conflicts of laws).
     IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer, on                                , 2007, and the Grantee has accepted this Award (and by accepting such Award, has agreed to its terms and conditions).

ENSTAR GROUP LIMITED

By:

Accepted by:

Grantee